Exhibit 99.1

FOR IMMEDIATE RELEASE

HCP ANNOUNCES RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2012

FOURTH QUARTER HIGHLIGHTS

--              FFO and earnings per share increased to $0.71 and $0.53, respectively; FFO as adjusted per share increased 7% to $0.72; FAD per share increased 14% to $0.57

--              Achieved year-over-year three-month Cash NOI SPP growth of 4.3%

--              Closed the acquisition of a $1.7 billion senior housing portfolio of 129 communities and funded a related $52 million secured loan

--              Completed an additional $141 million of investment transactions, including two MOBs related to our previously announced Boyer MOB acquisition

--              Raised $1.8 billion of debt and equity capital consisting of:

-                    $800 million of 2.625% senior unsecured notes due in 2020

-                    $979 million in common stock

--              Obtained credit rating upgrades from Moody’s to ‘Baa1’ and S&P to ‘BBB+’

--              Received NAREIT’s 2012 Leader in the Light Award, as the healthcare sector leader in Sustainability

FULL YEAR HIGHLIGHTS

--              FFO and earnings per share increased to $2.72 and $1.90, respectively; FFO as adjusted per share increased 3% to $2.78; FAD per share increased 4% to $2.22

--              Achieved year-over-year Cash NOI SPP growth of 4.2%

--              Completed $2.4 billion of acquisitions representing four of our five property sectors

--              Raised $3.5 billion of debt and equity capital, to fund accretive acquisitions and retire $1 billion of higher coupon debt and preferred securities, consisting of:

-                    $1.76 billion in unsecured debt with an average rate of 2.9% and term exceeding 7 years

-                    $1.71 billion in common stock

--              Improved the pricing and extended the term of our $1.5 billion revolving line of credit

--              Awarded a total of 35 ENERGY STAR labels in our medical office, life science and senior housing segments

2013 OUTLOOK AND DIVIDEND

–                 Full year guidance, not including the impact of any future acquisitions, for FFO of $2.92 – $2.98 per share and FAD of $2.39 – $2.45 per share, representing growth rates, as measured by the mid-point of our estimates, of 6% and 9%, over our 2012 FFO as adjusted and FAD amounts, respectively; earnings per share guidance of $1.95 – $2.01

–                 Increased the quarterly cash dividend 5% to $0.525 per share, which represents our 28th consecutive year with a dividend increase

–                 HCP continues as the only REIT included in the S&P 500 Dividend Aristocrats index

LONG BEACH, CA, February 12, 2013 – HCP (the “Company” or “we”) (NYSE:HCP) announced results for the fourth quarter and year ended December 31, 2012 as follows (in thousands, except per share amounts):

FOURTH QUARTER COMPARISON

	Three Months Ended December 31, 2012		Three Months Ended December 31, 2011		Per Share
	Amount	Per Share	Amount	Per Share	Change
FFO	$317,839	$0.71	$150,578	$0.37	$0.34
Litigation settlement charge(1)	—	—	125,000	0.30	(0.30)
Merger-related items(2)	5,642	0.01	—	—	0.01
FFO as adjusted	$323,481	$0.72	$275,578	$0.67	$0.05
FAD	$253,841	$0.57	$202,890	$0.50	$0.07
Net income applicable to common shares	$239,881	$0.53	$61,996	$0.15	$0.38

(1)   This 2011 charge relates to the Ventas, Inc. (“Ventas”) litigation settlement.

(2)   Merger-related items in 2012 of $0.01 per share associated with the $1.7 billion Senior Housing Portfolio acquisition include direct transaction costs and the impact of the negative carry of prefunding the transaction with the $1.0 billion, or 22 million share, common stock offering completed on October 19, 2012 on the calculation of weighted average shares.

In addition to the litigation settlement charge, operating results for the quarter ended December 31, 2011, include the negative impact of $0.01 per share for the write-down in the carrying value of a marketable security. Net income for the quarters ended December 31, 2012 and 2011 also include gain on sales of real estate of $28 million and $3 million, respectively.

FULL-YEAR COMPARISON

	Year Ended December 31, 2012		Year Ended December 31, 2011		Per Share
	Amount	Per Share	Amount	Per Share	Change
FFO	$1,166,508	$2.72	$877,907	$2.19	$0.53
Preferred stock redemption charge(1)	10,432	0.02	—	—	0.02
Litigation settlement charge(2)	—	—	125,000	0.31	(0.31)
Impairments(3)	7,878	0.02	15,400	0.04	(0.02)
Merger-related items(4)	5,642	0.02	26,596	0.15	(0.13)
FFO as adjusted	$1,190,460	$2.78	$1,044,903	$2.69	$0.09
FAD	$949,306	$2.22	$830,651	$2.14	$0.08
Net income applicable to common shares	$812,289	$1.90	$515,302	$1.29	$0.61

(1)          In connection with the 2012 redemption of our preferred stock, we incurred a one-time, non-cash redemption charge of $10.4 million or $0.02 per share related to the original issuance costs of the preferred stock.

(2)          This  2011 charge relates to the Ventas litigation settlement.

(3)          The 2012 impairment charge of $7.9 million, or $0.02 per share, relates to the sale of a land parcel in our life science segment. The 2011 impairment charge of $15.4 million, or $0.04 per share, relates to our senior secured loan to Delphis Operations, L.P. (“Delphis”).

(4)          The 2012 merger-related items of $0.02 per share attributable to the $1.7 billion Senior Housing Portfolio acquisition include direct transaction costs and the impact of the negative carry of prefunding the transaction with the $1.0 billion, or 22 million share, common stock offering completed on October 19, 2012 on the calculation of weighted average shares. The 2011 merger-related items of $0.15 per share are attributable to our HCR ManorCare acquisition, which closed on April 7, 2011.

In addition to the litigation settlement charge, impairments and merger-related items, operating results for the year ended December 31, 2011 include interest income of $0.09 per share from the early payoff of our Genesis debt investments.  Net income for the years ended December 31, 2012 and 2011 also include gain on sales of real estate of $31 million and $3 million, respectively.

FFO, FFO as adjusted and FAD are supplemental non-GAAP financial measures that the Company believes are useful in evaluating the operating performance of real estate investment trusts. See the “Funds From Operations” section of this release for additional information regarding FFO and FFO as adjusted and the “Funds Available for Distribution” section of this release for additional information regarding FAD.

FOURTH QUARTER HIGHLIGHTS

ACQUIRED $1.7 BILLION SENIOR HOUSING PORTFOLIO

During the quarter, we acquired 129 senior housing communities for $1.7 billion, from a joint venture between Emeritus Corporation (“Emeritus”) and Blackstone Real Estate Partners VI, an affiliate of Blackstone (the “Blackstone JV”). At closing, the 129 communities consisted of 95 that were stabilized and 34 that were in lease–up. In connection with the transaction, Emeritus entered into a new triple-net, master lease for the 129 properties (the “Master Lease”) guaranteed by Emeritus. The Master Lease provides aggregate contractual rent in the first year that represents a 6.1% lease yield. The contractual rent will increase annually by the greater of 3.7% on average or CPI over the initial five years, and thereafter by the greater of 3.0% or CPI for the remaining initial term. At the beginning of the sixth lease year, rent on the 34 lease–up properties will increase to the greater of the percentage increase in CPI or fair market, subject to a floor of 103% and a cap of 130% of the prior year’s rent, allowing HCP to capture potential upside from these non–stabilized assets.

Located in 29 states, the portfolio encompasses 10,077 units representing a diversified care mix of 61% assisted living, 25% independent living, 13% memory care and 1% skilled nursing. We are still evaluating the acquisition of up to four additional communities related to this transaction.

Concurrent with the acquisition, Emeritus purchased nine communities from the Blackstone JV, for which we provided secured debt financing of $52 million with a four-year term. The loan is secured by the underlying real estate and is prepayable at Emeritus’ option. The interest rate on the loan matches the yield on the Master Lease, including the annual increases through maturity.

ADDITIONAL INVESTMENT TRANSACTIONS

During the quarter, we made additional investments of $141 million as follows: (i) $62 million to purchase the two MOBs of our previously announced Boyer MOB acquisition; and (ii) $79 million to fund development and other capital projects, primarily in our life science, medical office and senior housing segments.

During the quarter, we sold two senior housing facilities for $111 million, a parcel of land in our life science segment for $18 million, and a skilled nursing facility for $15 million; we also received $38 million in principal payments from our senior secured loan to Delphis.

FINANCING ACTIVITIES

In connection with funding the $1.7 billion Senior Housing Portfolio acquisition, we completed the following capital market transactions:

•                  On October 19, 2012, we completed a public offering of 22 million shares of common stock and received net proceeds of $979 million.

•                 On November 19, 2012, we issued $800 million of 2.625% senior unsecured notes due in 2020. The notes were priced at 99.729% of the principal amount with an effective yield-to-maturity of 2.667%. Net proceeds from this offering were $792.8 million. We anticipate that a portion of these net proceeds will be used to re-pay $150 million of 5.625% senior unsecured notes that mature in February 2013.

SUSTAINABILITY

During the quarter, we (i) earned 16 ENERGY STAR awards in our medical office (11) and life science (5) segments as a result of the Company’s energy conservation programs; and (ii) were awarded NAREIT’s 2012 Leader in the Light Award, recognizing HCP as the leader in sustainability in the healthcare sector, which incorporated our results from the Global Real Estate Sustainability Benchmark (“GRESB”) survey. As of December 31, 2012, our medical office, life science and senior housing segments have been awarded 93 ENERGY STAR labels. More information about HCP’s sustainability efforts can be found on our website at www.hcpi.com/sustainability.html.

DIVIDEND

On January 24, 2013, our Board of Directors declared a quarterly cash dividend of $0.525 per common share. The dividend will be paid on February 19, 2013 to stockholders of record as of the close of business on February 4, 2013. The annualized distribution rate for 2013 increased 5% to $2.10, compared to $2.00 for 2012, which represents the 28th consecutive year with a dividend increase. HCP continues as the only REIT included in the S&P 500 Dividend Aristocrats index.

OUTLOOK

For the full year 2013, we expect FFO applicable to common shares to range between $2.92 and $2.98 per share, which estimate at the mid-point represents an increase of 6% over the 2012 FFO as adjusted per share amount; FAD applicable to common shares to range between $2.39 and $2.45 per share, which estimate at the mid-point represents an increase of 9% over the 2012 comparable amount; net income applicable to common shares to range between $1.95 and $2.01 per share, which estimate at the mid-point represents an increase of 4% over the 2012 comparable amount. These estimates do not reflect the potential impact of future acquisitions or dispositions. See the “Projected Future Operations” section of this release for additional information regarding these estimates.

COMPANY INFORMATION

HCP has scheduled a conference call and webcast for Tuesday, February 12, 2013 at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time) in order to present the Company’s performance and operating results for the quarter and year ended December 31, 2012. The conference call is accessible by dialing (877) 724-7556 (U.S.) or (706) 645-4695 (International). The participant passcode is 89679770. The webcast is accessible via the Company’s website at www.hcpi.com. This link can be found on the “Event Calendar” page, which is under the “Investor Relations” tab. Through February 26, 2013, an archive of the webcast will be available on our website and a telephonic replay can be accessed by calling (855) 859-2056 (U.S.) or (404) 537-3406 (International)  and entering passcode 89679770. The Company’s supplemental information package for the current period will also be available on the Company’s website in the “Presentations” section of the “Investor Relations” tab.

ABOUT HCP

HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States. The Company’s portfolio of assets is diversified among five distinct sectors: senior housing, post-acute/skilled nursing, life science, medical office and hospitals. A publicly traded company since 1985, HCP: (i) was the first healthcare REIT selected to the S&P 500 index; (ii) has increased its dividend per share for 28 consecutive years; and (iii) is the only REIT included in the S&P 500 Dividend Aristocrats index. For more information regarding HCP, visit the Company’s website at www.hcpi.com.

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FORWARD-LOOKING STATEMENTS

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements include among other things, net income applicable to common shares on a diluted basis, FFO applicable to common shares on a diluted basis, and FAD applicable to common shares on a diluted basis for the full year of 2013.  These statements are made as of the date hereof, are not guarantees of future performance and are subject to known and unknown risks, uncertainties, assumptions and other factors—many of which are out of the Company and its management’s control and difficult to forecast—that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements.  These risks and uncertainties include but are not limited to: national and local economic conditions; continued volatility in the capital markets, including changes in interest rates and the availability and cost of capital, which changes and volatility affect opportunities for profitable investments; the Company’s ability to access external sources of capital when desired and on reasonable terms; the Company’s ability to manage its indebtedness levels; changes in the terms of the Company’s indebtedness; the Company’s ability to maintain its credit ratings; the potential impact of existing and future litigation matters, including the possibility of larger than expected litigation costs and related developments; the Company’s ability to successfully integrate the operations of acquired companies; risks associated with the Company’s investments in joint ventures and unconsolidated entities, including its lack of sole decision-making authority and its reliance on its joint venture partners’ financial condition and continued cooperation; competition for lessees and mortgagors (including new leases and mortgages and the renewal or rollover of existing leases); the Company’s ability to reposition its properties on the same or better terms if existing leases are not renewed or the Company exercises its right to replace an existing operator or tenant upon default; continuing reimbursement uncertainty in the post-acute/skilled nursing segment; competition in the senior housing segment specifically and in the healthcare industry in general; the ability of the Company’s operators and tenants from its senior housing segment to maintain or increase their occupancy levels and revenues; the ability of the Company’s lessees and mortgagors to maintain the financial strength and liquidity necessary to satisfy their respective obligations to the Company and other third parties; the bankruptcy, insolvency or financial deterioration of the Company’s operators, lessees, borrowers or other obligors; changes in healthcare laws and regulations, including the impact of future or pending healthcare reform, and other changes in the healthcare industry which affect the operations of the Company’s lessees or obligors, including changes in the federal budget resulting in the reduction or nonpayment of Medicare or Medicaid reimbursement rates; the Company’s ability to recruit and retain key management personnel; costs of compliance with regulations and environmental laws affecting the Company’s properties; changes in tax laws and regulations; changes in the financial position or business strategies of HCR ManorCare; the Company’s ability and willingness to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations; changes in rules governing financial reporting, including new accounting pronouncements; and other risks described from time to time in the Company’s Securities and Exchange Commission filings. The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements as a result of new information or new or future developments, except as otherwise required by law.

CONTACT

Timothy M. Schoen

Executive Vice President and Chief Financial Officer

562-733-5309

HCP, Inc.

Consolidated Balance Sheets

In thousands, except share and per share data

(Unaudited)

	December 31,	December 31,
	2012	2011
Assets
Real estate:
Buildings and improvements	$10,537,484	$8,816,551
Development costs and construction in progress	236,864	190,590
Land	1,850,397	1,722,948
Accumulated depreciation and amortization	(1,739,718)	(1,449,579)
Net real estate	10,885,027	9,280,510

Net investment in direct financing leases	6,881,393	6,727,777
Loans receivable, net	276,030	110,253
Investments in and advances to unconsolidated joint ventures	212,213	224,052
Accounts receivable, net of allowance of $1,668 and $1,341, respectively	34,150	26,681
Cash and cash equivalents	247,673	33,506
Restricted cash	37,848	41,553
Intangible assets, net	552,701	372,390
Assets held for sale, net	—	106,295
Other assets, net	788,520	485,458

Total assets	$19,915,555	$17,408,475

Liabilities and equity
Bank line of credit	$—	$454,000
Term loan	222,694	—
Senior unsecured notes	6,712,624	5,416,063
Mortgage debt	1,676,544	1,715,039
Mortgage debt and intangible liabilities on assets held for sale, net	—	55,897
Other debt	81,958	87,985
Intangible liabilities, net	105,909	117,777
Accounts payable and accrued liabilities	293,994	275,478
Deferred revenue	68,055	65,614
Total liabilities	9,161,778	8,187,853

Preferred stock, $1.00 par value: aggregate liquidation preference of $295.5 million as of December 31, 2011	—	285,173
Common stock, $1.00 par value: 750,000,000 shares authorized; 453,191,321 and 408,629,444 shares issued and outstanding, respectively	453,191	408,629
Additional paid-in capital	11,180,066	9,383,536
Cumulative dividends in excess of earnings	(1,067,367)	(1,024,274)
Accumulated other comprehensive loss	(14,653)	(19,582)
Total stockholders’ equity	10,551,237	9,033,482

Joint venture partners	14,752	16,971
Non-managing member unitholders	187,788	170,169
Total noncontrolling interests	202,540	187,140

Total equity	10,753,777	9,220,622

Total liabilities and equity	$19,915,555	$17,408,475

HCP, Inc.

Consolidated Statements of Income

In thousands, except per share data

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Revenues:
Rental and related revenues	$278,141	$245,198	$1,013,815	$1,002,578
Tenant recoveries	25,002	22,494	94,658	92,258
Resident fees and services	35,921	35,305	143,745	50,619
Income from direct financing leases	156,728	154,151	622,073	464,704
Interest income	12,223	665	24,536	99,864
Investment management fee income	472	468	1,895	2,073
Total revenues	508,487	458,281	1,900,722	1,712,096

Costs and expenses:
Interest expense	107,255	100,701	417,130	416,396
Depreciation and amortization	99,373	84,348	358,245	349,922
Operating	73,921	69,055	283,998	220,151
General and administrative	25,120	19,679	79,454	96,121
Litigation settlement and provision	—	125,000	—	125,000
Impairments	—	—	7,878	15,400
Total costs and expenses	305,669	398,783	1,146,705	1,222,990

Other income (expense), net	254	(4,623)	2,776	12,732

Income before income taxes and equity income from unconsolidated joint ventures	203,072	54,875	756,793	501,838
Income taxes	505	(960)	1,636	(1,250)
Equity income from unconsolidated joint ventures	11,652	13,952	54,455	46,750
Income from continuing operations	215,229	67,867	812,884	547,338

Discontinued operations:
Income (loss) before gain on sales of real estate	2,433	(187)	2,504	4,049
Gain on sales of real estate	28,598	3,107	31,454	3,107
Total discontinued operations	31,031	2,920	33,958	7,156

Net income	246,260	70,787	846,842	554,494
Noncontrolling interests’ share in earnings	(5,232)	(2,943)	(14,302)	(15,603)
Net income attributable to HCP, Inc.	241,028	67,844	832,540	538,891
Preferred stock dividends	—	(5,282)	(17,006)	(21,130)
Participating securities’ share in earnings	(1,147)	(566)	(3,245)	(2,459)

Net income applicable to common shares	$239,881	$61,996	$812,289	$515,302

Basic earnings per common share:
Continuing operations	$0.47	$0.14	$1.83	$1.28
Discontinued operations	0.07	0.01	0.07	0.01
Net income applicable to common shares	$0.54	$0.15	$1.90	$1.29

Diluted earnings per common share:
Continuing operations	$0.47	$0.14	$1.83	$1.28
Discontinued operations	0.06	0.01	0.07	0.01
Net income applicable to common shares	$0.53	$0.15	$1.90	$1.29

Weighted average shares used to calculate earnings per common share:
Basic	447,889	407,907	427,047	398,446

Diluted	448,903	409,730	428,316	400,218

HCP, Inc.

Consolidated Statements of Cash Flows

In thousands

(Unaudited)

	Year Ended December 31,
	2012	2011
Cash flows from operating activities:
Net income	$846,842	$554,494
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of real estate, in-place lease and other intangibles:
Continuing operations	358,245	349,922
Discontinued operations	8,267	7,473
Amortization of above and below market lease intangibles, net	(2,232)	(4,510)
Amortization of deferred compensation	23,277	20,034
Amortization of deferred financing costs, net	16,501	25,769
Straight-line rents	(47,311)	(59,173)
Loan and direct financing lease interest accretion	(95,444)	(93,003)
Deferred rental revenues	(1,655)	(2,319)
Equity income from unconsolidated joint ventures	(54,455)	(46,750)
Distributions of earnings from unconsolidated joint ventures	3,384	3,273
Gain upon consolidation of joint venture	—	(7,769)
Marketable securities losses, net	—	5,396
Gain upon settlement of loans receivable	—	(22,812)
Gain on sale of real estate	(31,454)	(3,107)
Derivative (gains) losses, net	43	(1,226)
Impairments	7,878	15,400
Changes in:
Accounts receivable, net	(7,469)	2,590
Other assets	(3,814)	27,582
Accounts payable and accrued liabilities	14,267	(47,103)
Net cash provided by operating activities	1,034,870	724,161
Cash flows from investing activities:
Cash used in the senior housing portfolio acquisition	(1,701,410)	—
Other acquisitions	(186,478)	(113,324)
Cash used in the HCR ManorCare Acquisition, net of cash acquired	—	(4,026,556)
Cash used in the HCP Ventures II purchase, net of cash acquired	—	(135,550)
Development of real estate	(133,596)	(85,061)
Leasing costs and tenant and capital improvements	(61,440)	(52,903)
Proceeds from sales of real estate, net	150,943	19,183
Purchase of an interest in unconsolidated joint ventures	—	(95,000)
Distributions in excess of earnings from unconsolidated joint ventures	2,915	2,408
Purchase of marketable securities	(214,859)	(22,449)
Principal repayments on loans receivable	45,046	303,941
Investments in loans receivable	(218,978)	(369,939)
Decrease (increase) in restricted cash	3,705	(5,234)
Net cash used in investing activities	(2,314,152)	(4,580,484)
Cash flows from financing activities:
Net borrowings (repayments) under bank line of credit	(454,000)	454,000
Borrowings under term loan	214,789	—
Issuance of senior unsecured notes	1,550,000	2,400,000
Repayment of senior unsecured notes	(250,000)	(292,265)
Repayments of mortgage debt	(155,565)	(169,783)
Deferred financing costs	(27,565)	(43,716)
Preferred stock redemption	(295,500)	—
Net proceeds from the issuance of common stock and exercise of options	1,792,786	1,327,813
Dividends paid on common and preferred stock	(865,306)	(787,689)
Issuance of noncontrolling interests	1,584	14,028
Purchase of noncontrolling interests	(2,143)	(34,104)
Distributions to noncontrolling interests	(15,631)	(15,156)
Net cash provided by financing activities	1,493,449	2,853,128
Net increase (decrease) in cash and cash equivalents	214,167	(1,003,195)
Cash and cash equivalents, beginning of year	33,506	1,036,701
Cash and cash equivalents, end of year	$247,673	$33,506

HCP, Inc.

Funds From Operations(1)

In thousands, except per share data

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net income applicable to common shares	$239,881	$61,996	$812,289	$515,302
Depreciation and amortization of real estate, in-place lease and other intangibles:
Continuing operations	99,373	84,348	358,245	349,922
Discontinued operations	800	3,019	8,267	7,473
Direct financing lease (“DFL”) depreciation	3,330	2,961	12,756	8,840
Gain on sales of real estate	(28,598)	(3,107)	(31,454)	(3,107)
Gain upon consolidation of joint venture	—	—	—	(7,769)
Equity income from unconsolidated joint ventures	(11,652)	(13,952)	(54,455)	(46,750)
FFO from unconsolidated joint ventures	14,438	16,479	64,933	56,887
Noncontrolling interests’ and participating securities’ share in earnings	6,379	3,509	17,547	18,062
Noncontrolling interests’ and participating securities’ share in FFO	(6,112)	(4,675)	(21,620)	(20,953)
FFO applicable to common shares	$317,839	$150,578	$1,166,508	$877,907
Distributions on dilutive convertible units	3,631	—	13,028	6,916
Diluted FFO applicable to common shares	$321,470	$150,578	$1,179,536	$884,823
Diluted FFO per common share	$0.71	$0.37	$2.72	$2.19
Weighted average shares used to calculate diluted FFO per share	454,992	409,730	434,328	403,864

Impact of adjustments to FFO:
Preferred stock redemption charge(2)	—	—	10,432	—
Litigation settlement charge(3)	—	125,000	—	125,000
Merger-related items(4)	5,642	—	5,642	26,596
Impairments(5)	—	—	7,878	15,400
	$5,642	$125,000	$23,952	$166,996

FFO as adjusted applicable to common shares	$323,481	$275,578	$1,190,460	$1,044,903
Distributions on dilutive convertible units and other	3,613	2,858	12,957	11,646
Diluted FFO as adjusted applicable to common shares	$327,094	$278,436	$1,203,417	$1,056,549
Per common share impact of adjustments on diluted FFO	$0.01	$0.30	$0.06	$0.50
Diluted FFO as adjusted per common share	$0.72	$0.67	$2.78	$2.69
Weighted average shares used to calculate diluted FFO as adjusted per share	452,122	415,624	433,607	393,237

(1)     We believe Funds From Operations (“FFO”) is an important supplemental measure of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets utilizes straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a REIT that use historical cost accounting for depreciation could be less informative. The term FFO was designed by the REIT industry to address this issue. FFO is defined as net income applicable to common shares (computed in accordance with U.S. generally accepted accounting principles or “GAAP”), excluding gains or losses from acquisition and dispositions of depreciable real estate or related interests, impairments of, or related to, depreciable real estate, plus real estate and DFL depreciation and amortization, with adjustments for joint ventures. Adjustments for joint ventures are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities determined in accordance with GAAP, is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income. Our computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current National Association of Real Estate Investment Trusts’ (“NAREIT”) definition or that have a different interpretation of the current NAREIT definition from us. In addition, we present FFO before the impact of litigation settlement charges, preferred stock redemption charges, impairments (recoveries) of non-depreciable assets and merger-related items (“FFO as adjusted”). Management believes FFO as adjusted is a useful alternative measurement. This measure is a modification of the NAREIT definition of FFO and should not be used as an alternative to net income (determined in accordance with GAAP).

(2)     In connection with the redemption of our preferred stock, we incurred a one-time, non-cash redemption charge of $10.4 million or $0.02 per share related to the original issuance costs of the preferred stock.

(3)     The 2011 charge of $125 million, or $0.31 per share, relates to the Ventas settlement.

(4)     The 2012 merger-related items of $0.02 per share attributable to the $1.7 billion Senior Housing Portfolio acquisition include direct transaction costs and the impact of the negative carry of prefunding the transaction with the $1.0 billion, or 22 million shares, common stock offering completed on October 19, 2012 on the calculation of weighted average shares. The 2011 merger-related items of $0.15 per share are attributable to the HCR ManorCare acquisition, which closed on April 7, 2011.

(5)     The 2012 impairment charge of $7.9 million, or $0.02 per share, relates to the sale of a land parcel in our life science segment. The 2011 impairment charge of $15.4 million, or $0.04 per share, relates to our senior secured loan to Delphis.

HCP, Inc.

Funds Available for Distribution(1)

In thousands, except per share data

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

FFO as adjusted applicable to common shares	$323,481	$275,578	$1,190,460	$1,044,903
Amortization of above and below market lease intangibles, net	(377)	(1,239)	(2,232)	(4,510)
Amortization of deferred compensation	6,330	4,748	23,277	20,034
Amortization of deferred financing costs, net(2)	4,086	3,651	16,501	13,716
Straight-line rents	(13,703)	(12,237)	(47,311)	(59,173)
DFL accretion(3)	(23,168)	(25,499)	(94,240)	(74,007)
DFL depreciation	(3,330)	(2,961)	(12,756)	(8,840)
Deferred revenues – tenant improvement related	(313)	(237)	(1,570)	(2,371)
Deferred revenues – additional rents (SAB 104)	(2,443)	(798)	(85)	52
Leasing costs and tenant and capital improvements	(18,623)	(21,131)	(61,440)	(52,903)
Joint venture and other FAD adjustments(3)	(18,099)	(16,985)	(61,298)	(46,250)
FAD applicable to common shares	$253,841	$202,890	$949,306	$830,651
Distributions on dilutive convertible units	2,310	1,758	7,714	6,916
Diluted FAD applicable to common shares	$256,151	$204,648	$957,020	$837,567
Diluted FAD per common share	$0.57	$0.50	$2.22	$2.14

Weighted average shares used to calculate diluted FAD per common share	450,207	413,338	431,429	390,944

(1)     Funds Available for Distribution (“FAD”) is defined as FFO as adjusted after excluding the impact of the following: (i) amortization of acquired above/below market lease intangibles, net; (ii) amortization of deferred compensation expense; (iii) amortization of deferred financing costs, net; (iv) straight-line rents; (v) accretion and depreciation related to DFLs; and (vi) deferred revenues. Further, FAD is computed after deducting recurring capital expenditures, including leasing costs and second generation tenant and capital improvements and includes similar adjustments to compute our share of FAD from our unconsolidated joint ventures. Other REITs or real estate companies may use different methodologies for calculating FAD, and accordingly, our FAD may not be comparable to those reported by other REITs. Although our FAD computation may not be comparable to that of other REITs, management believes FAD provides a meaningful supplemental measure of our ability to fund its ongoing dividend payments. In addition, management believes that in order to further understand and analyze our liquidity, FAD should be compared with net cash flows from operating activities as determined in accordance with GAAP and presented in its consolidated financial statements. FAD does not represent cash generated from operating activities determined in accordance with GAAP, and FAD should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP), or as a measure of our liquidity.

(2)     Excludes $11.3 million related to the write-off of unamortized loan fees related to an expired bridge loan commitment and $0.8 million related to the amortization of deferred issuance costs of the senior notes, which costs are included in merger-related items for the year ended December 31, 2011.

(3)     For the quarter and year ended December 31, 2012, DFL accretion reflects an elimination of $15.0 million and $59.4 million, respectively. For the quarter and year ended December 31, 2011, DFL accretion reflects an elimination of $14.5 million and $42.2 million, respectively. Our ownership interest in HCR ManorCare OpCo is accounted for using the equity method, which requires an ongoing elimination of DFL income that is proportional to our ownership in HCR ManorCare OpCo. Further, our share of earnings from HCR ManorCare OpCo (equity income) increases for the corresponding elimination of related lease expense recognized at the HCR ManorCare OpCo level, which we present as a non-cash joint venture FAD adjustment.

HCP, Inc.

Net Operating Income and Same Property Performance(1)(2)

Dollars in thousands

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Net income	$246,260	$70,787	$846,842	$554,494
Interest income	(12,223)	(665)	(24,536)	(99,864)
Investment management fee income	(472)	(468)	(1,895)	(2,073)
Interest expense	107,255	100,701	417,130	416,396
Depreciation and amortization	99,373	84,348	358,245	349,922
General and administrative	25,120	19,679	79,454	96,121
Litigation settlement	—	125,000	—	125,000
Impairments	—	—	7,878	15,400
Other income, net	(254)	4,623	(2,776)	(12,732)
Income taxes	(505)	960	(1,636)	1,250
Equity income from unconsolidated joint ventures	(11,652)	(13,952)	(54,455)	(46,750)
Total discontinued operations, net of income taxes	(31,031)	(2,920)	(33,958)	(7,156)
NOI(1)	$421,871	$388,093	$1,590,293	$1,390,008
Straight-line rents	(13,703)	(12,237)	(47,311)	(59,173)
DFL accretion	(23,168)	(25,499)	(94,240)	(74,007)
Amortization of above and below market lease intangibles, net	(377)	(1,239)	(2,232)	(4,510)
Lease termination fees	(63)	(2,457)	(636)	(5,873)
NOI adjustments related to discontinued operations	49	477	1,486	2,061
Adjusted NOI(1)	$384,609	$347,138	$1,447,360	$1,248,506
Non-SPP adjusted NOI	(20,691)	1,649	(563,681)	(400,643)
Same property portfolio adjusted NOI(2)	$363,918	$348,787	$883,679	$847,863

Adjusted NOI % change – SPP(2)	4.3%		4.2%

(1)     We believe Net Operating Income from Continuing Operations (“NOI”) provides investors relevant and useful information because it reflects only income and operating expense items that are incurred at the property level and presents them on an unleveraged basis. We use NOI and adjusted NOI to make decisions about resource allocations, to assess and compare property level performance, and evaluate SPP. We believe that net income is the most directly comparable GAAP measure to NOI. NOI should not be viewed as an alternative measure of operating performance to net income (determined in accordance with GAAP) since it excludes certain components from net income. Further, NOI may not be comparable to that of other REITs, as they may use different methodologies for calculating NOI.

NOI is defined as rental and related revenues, including tenant recoveries, resident fees and services, and income from DFLs, less property level operating expenses. NOI excludes interest income, investment management fee income, interest expense, depreciation and amortization, general and administrative expenses, litigation settlement, impairments, impairment recoveries, other income, net, income taxes, equity income from and impairments of unconsolidated joint ventures, and discontinued operations. Adjusted NOI is calculated as NOI eliminating the effects of straight-line rents, DFL accretion, amortization of above and below market lease intangibles, and lease termination fees. Adjusted NOI is sometimes referred to as “cash NOI.”

(2)     Same property portfolio (“SPP”) statistics allow management to evaluate the performance of the Company’s real estate portfolio under a consistent population, which eliminates the changes in the composition of the Company’s portfolio of properties. The Company identifies its SPP as stabilized properties that remained in operations and were consistently reported as leased properties or operating properties (RIDEA) for the duration of the year-over-year comparison periods presented. Accordingly, it takes a stabilized property a minimum of 12 months in operations under a consistent reporting structure to be included in the Company’s SPP. SPP NOI excludes certain non-property specific operating expenses that are allocated to each operating segment on a consolidated basis.

HCP, Inc.

Projected Future Operations(1)

(Unaudited)

	Full Year 2013
	Low	High

Diluted earnings per common share	$1.95	$2.01
Real estate depreciation and amortization	0.92	0.92
DFL depreciation	0.03	0.03
Joint venture FFO adjustments	0.02	0.02
Diluted FFO per common share	$2.92	$2.98
Amortization of net below market lease intangibles and deferred revenues	(0.01)	(0.01)
Amortization of deferred compensation	0.05	0.05
Amortization of deferred financing costs, net	0.04	0.04
Straight-line rents	(0.12)	(0.12)
DFL accretion(2)	(0.20)	(0.20)
DFL depreciation	(0.03)	(0.03)
Leasing costs and tenant and capital improvements	(0.14)	(0.14)
Joint venture and other FAD adjustments(2)	(0.12)	(0.12)
Diluted FAD per common share	$2.39	$2.45

(1)     Except as otherwise noted above, the foregoing projections reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels, development items and the earnings impact of the events referenced in this release. Except as otherwise noted, these estimates do not reflect the potential impact of future acquisitions, dispositions, other impairments or recoveries, the future bankruptcy or insolvency of our operators, lessees, borrowers or other obligors, the effect of any future restructuring of our contractual relationships with such entities, gains or losses on marketable securities, ineffectiveness related to our cash flow hedges, or existing and future litigation matters including the possibility of larger than expected litigation costs and related developments. There can be no assurance that our actual results will not differ materially from the estimates set forth above. The aforementioned ranges represent management’s best estimate of results based upon the underlying assumptions as of the date of this press release. Except as otherwise required by law, management assumes no, and hereby disclaims any, obligation to update any of the foregoing projections as a result of new information or new or future developments.

(2)     Our ownership interest in HCR ManorCare OpCo is accounted for using the equity method, which requires an ongoing elimination of DFL income that is proportional to our ownership in HCR ManorCare OpCo. Further, our share of earnings from HCR ManorCare OpCo (equity income) increases for the corresponding elimination of related lease expense recognized at the HCR ManorCare OpCo level, which we present as a non-cash joint venture FAD adjustment.